Exhibit 21.1

FMSA HOLDINGS INC. AND SUBSIDIARIES

LIST OF SUBSIDIARIES AS OF DECEMBER 31, 2014

Name of Subsidiary*	Jurisdiction of Organization
Fairmount Santrol Holdings Inc.	Delaware
Fairmount Santrol Inc.	Delaware
Fairmount Minerals Sales de Mexico, S. de R.L. de C.V.	Mexico
Santrol de Mexico, S. de R.L. de C.V.	Mexico
Santrol Australia Pty. Ltd.	Australia
Best Sand Corporation	Ohio
Best Sand of Pennsylvania, Inc.	Ohio
Cheyenne Sand Corp.	Michigan
Construction Aggregates Corporation of Michigan, Inc.	Michigan
Standard Sand Corporation	Michigan
Specialty Sands, Inc.	Michigan
Lake Shore Sand Company (Ontario) Ltd.	Canada
Fairmount Water Solutions, LLC	Ohio
Mineral Visions Inc.	Ohio
Technisand, Inc.	Delaware
Technisand Canada Sales Ltd.	Canada
Santrol Europe ApS	Denmark
Wisconsin Industrial Sand Company, LLC	Delaware
Wisconsin Specialty Sands, Inc.	Texas
Alpha Resins, LLC	Ohio
Technimat LLC (90%)	Ohio
Santrol (Yixing) Proppant Co. Ltd (70%)	People’s Republic of China
Wedron Silica Company	Ohio
Wexford Sand Co.	Michigan
Fairmount Minerals, LLC	Ohio
Black Lab, LLC	Ohio
Self-Suspending Proppant LLC	Delaware
Shakopee Sand LLC	Minnesota
FML Alabama Resin, Inc.	Ohio
FML Resin, LLC	Ohio
FML Sand, LLC	Ohio
FML Terminal Logistics, LLC	Ohio

*	Percentages in parentheses indicate FMSA Holdings Inc.’s ownership.